Exhibit 99.2

ANSYS, INC. SECOND QUARTER 2016

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

August 4, 2016

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q2 and YTD 2016 results in advance of our quarterly conference call. As previously announced, the conference call will begin today, August 4, 2016, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts. The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10089891. A replay will be available within two hours of the call’s completion at http://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10089891.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 and YTD 2016 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

SECOND QUARTER AND YTD 2016 OVERVIEW

Q2 2016 was a solid quarter with revenues in the upper end of the guidance range, and earnings above the high end of the range. We reported consolidated non-GAAP revenue of $246.1 million, an increase of 4% in both reported and constant currency. We also achieved non-GAAP EPS of $0.93 in the second quarter, which represented 9% growth, and was $0.03 above the high end of our expectations. The 2016 second quarter and year-to-date results include approximately $2.4 million, or $0.03 per share, related to incremental tax benefits associated with entity structuring and related repatriation activities that were not previously included in the Company’s most recent financial guidance.

The following are notable comments and events related to Q2 2016:

•	Our lease license revenues grew 5% in constant currency, while our maintenance revenue grew 10% in constant currency. Both lease licenses and maintenance contributed to our recurring revenue base continuing to remain strong at 74% of revenue for the quarter. Our perpetual license revenues contracted by 7% in constant currency. This comparative decline was due to a combination of a strong comparable in Q2 of 2015 in which perpetual licenses grew 9% in constant currency and partially as a result of a shift to lease by some customers, particularly in the more mature geographic markets, such as the U.S. and Japan, during the quarter. There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building the deferred revenue and backlog balance to a record high of $523.6 million at June 30, 2016, as well as the overall sales pipeline for Q3 2016 and beyond.

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•	During Q2 2016, we had 31 customers with orders in excess of $1 million. In Q2 of 2015, we had 18 customers with orders in excess of $1 million. The significant increase in the number of these deals as compared to Q2 2015 was attributable to an increase in the number of enterprise agreements, particularly in Asia-Pacific and North America, as well as a number of multi-year lease renewals that were scheduled to occur in the second quarter. The company intends to continue to focus on increasing the number of enterprise agreements through the remainder of 2016 as our customers become increasingly interested in leveraging the ANSYS Workbench platform and licensing a broader set of ANSYS simulation solutions and services to drive greater innovation and efficiency in their business.

•	Total headcount on June 30, 2016 was approximately 2,750.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of revenue for both Q2 and YTD.

•	During the second quarter, we repurchased 1.0 million shares at an average price of $86.08 per share. During the first six months, we repurchased 1.5 million shares at an average price per share of $85.84. We have 3.5 million shares remaining in the authorized share repurchase pool as of June 30, 2016.

•	On May 19, 2016, ANSYS Launched ANSYS® SeaScape™ and ANSYS® SeaHawk™, the first Big Data and Machine Learning System for Engineering Simulation.

Engineering simulation generates tremendous amounts of data – far more than most organizations can effectively leverage for future product designs. A typical integrated circuit, for example, has billions of variables that can be simulated. At the same time, the highly specialized engineering supercomputing resources are not keeping pace with the demand for even higher fidelity simulations needed for increasingly complex products. By leveraging such big data technologies as elastic compute and map reduce, SeaScape provides an infrastructure to address these issues in the context of almost any engineering design objective. These results provide more useful insight to product developers early in the design process so they can more quickly innovate their offerings. ANSYS has collaborated with Intel Corporation to optimize SeaScape to take full advantage of the many-core Intel® Xeon® processor and Intel® Xeon Phi™ processor families.

The first product on the SeaScape infrastructure, SeaHawk, dramatically transforms electronic product design through significant improvements in simulation coverage, turnaround times and analysis flexibility. The combination of big data techniques and ANSYS' proven simulation capabilities arms SeaHawk users with a broad range of capabilities to reduce size of the chip and its power consumption without sacrificing performance or schedule constraints. Early users have realized an average reduction of five percent in die size, which could result in millions of dollars of savings during production.

Die size and development time reduction are targets that electronic design engineers have pursued with marginal success given the limitations of today's in-design solutions. ANSYS SeaHawk bridges the in-design and sign-off needs by bringing unprecedented simulation performance and design insights without sacrificing sign-off accuracy and coverage. We're excited to offer SeaHawk to the EDA industry today and equally excited to offer other SeaScape-based products across our entire simulation portfolio in the future.

Using flexible, low-memory compute infrastructures, SeaHawk – which is available now for customer engagements – has demonstrated significant performance and turnaround time improvements. Those rapid insights help to drive in-design optimization. ANSYS is bringing its gold standard sign-off simulation power to now also benefit the earlier stages of the chip development cycle.

More information about ANSYS® SeaScape and SeaHawk can be found on our website at www.ansys.com.

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•	On June 2, 2016, ANSYS and Carnegie Mellon University Announced a Partnership to Drive the Next Industrial Revolution in Making Physical Products.

Future Carnegie Mellon University engineers will design new, innovative products more efficiently and effectively, thanks in part to a collaboration with ANSYS. The partnership brings together two world leaders in engineering, computer science and simulation technologies to impact the future of engineering education and research.

Manufacturing and product innovation are undergoing a revolution, commonly referred to as Industry 4.0, similar to the digital revolution for virtual products. ANSYS and Carnegie Mellon want to boost engineers’ use of simulation so as to enable unparalleled opportunities for exploration of many more materials and designs at the beginning of the development process. View the video (https://www.youtube.com/embed/pGp-aPXyFTQ?thewin=popup&width=960&height=540&autoplay=1&modestbranding=1).

As part of the partnership, a new building on the university’s campus will allow faculty, students, ANSYS researchers and other corporate partners to interact in a large, computer-supported collaboration space. The building will also provide a spacious maker facility where students will have access to physics-based simulation tools and cutting-edge technologies for making, assembling and testing their designs. The shared goal is to build innovative approaches and tools that will result in shorter product development cycles and final products that are better quality and quicker to manufacture. All Carnegie Mellon students will also have access to the ANSYS solution portfolio, enabling them to explore, simulate and analyze solutions for real-world engineering challenges, either remotely on their laptops or within the collaboration space.

By joining forces, ANSYS and Carnegie Mellon are investing in the future of engineering, enabling students and industry collaborators to create unprecedented levels of exploration and innovation by equipping all engineering students with the advanced tools and expertise they need. The partnership seeks a fundamental shift from the traditional “build and break” method where engineers build product prototypes and test them to identify design flaws. If employed at all, today’s computational simulations typically come at the end of the traditional process to validate the design.

Simulation-driven product development flips the process by virtually exploring the properties of a plethora of design options up front, before committing to specific material and design choices. The benefit of physics-based computational tools is that they can test millions of permutations of designs, materials, flows and shapes to find the optimal design before the engineer needs to build a single physical prototype. Not only will this new approach unleash the next wave of innovative physical products, but it is a necessity to make designs more energy-efficient and sustainable.

Today, engineering simulation is the domain of highly specialized experts, and only a few companies use simulation end to end. The knowledge and use need to become more commonplace among engineers. Carnegie Mellon and ANSYS are partnering to do exactly this—educate the next generation of engineers and enable them to build the products of tomorrow.

•	In June 2016, The University of Pittsburgh and ANSYS Announced a Partnership to Develop New Computing Tools to Push the Boundaries of Additive Manufacturing.

Advances in additive manufacturing technologies are drastically changing the industrial manufacturing landscape. Forward-thinking companies are rapidly adopting new, emerging technologies to gain significant competitive advantages to produce complex and customized products that were not possible to build before the advent of additive manufacturing. While additive manufacturing holds incredible promise, there are still significant hurdles to overcome before it can broadly replace existing manufacturing methods.

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Printing metal is particularly challenging because it involves the use of a laser. While the laser optimizes the density of the metal for the particular application, it can also melt the metal in unexpected ways, causing the product to fail. And the rapid heating and cooling causes stresses that can deform the end product. ANSYS and the University of Pittsburgh are working together to simulate those deformations before printing to ensure the product not only has the desired shape, but also performs as expected.

As part of the partnership, the university is opening a 1,200-square-foot additive manufacturing lab in the Swanson School of Engineering. The ANSYS Additive Manufacturing Research Laboratory is equipped with some of the most advanced additive manufacturing devices that utilize metals, alloys, polymers and other materials to laser print components for nearly every industry. The partnership will also support faculty and students conducting collaborative research with ANSYS and other industry partners, including those in the biomedical, aerospace and defense industries. Lab workers will have access to the ANSYS portfolio, enabling them to explore, simulate and analyze solutions for stress and fatigue on critical components that go into products such as airplanes, cars and medical devices.

•	In June 2016, ANSYS was Named a 2016 Confirmit ACE Awards Judges’ Choice Winner. The Confirmit ACE Awards program celebrates outstanding achievement in customer experience. ANSYS earned the Confirmit ACE Award based on its superior customer service and support. This is the second consecutive year that ANSYS has earned the award, demonstrating our commitment to providing best-in-class customer service and support.

•	The 2016 ANSYS Investor Day was held on June 2, 2016 at the Hyatt Pittsburgh Airport Hotel. A copy of the 2016 Investor Day Executive Summary can be found at http://investors.ansys.com/events-and-presentations.aspx

The ANSYS IR App – now available for download on iTunes and Google Play. Want to keep track of your investment in ANSYS? Receive real-time updates when new press releases, SEC filings, events and other content are posted? Then download the ANSYS IR App for free today and you will be able to access all of this content and more online or offline – great for when you are traveling or out of the office.

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DEFERRED REVENUE AND BACKLOG (GAAP)

(in thousands)	June 30, 2016	March 31, 2016	June 30, 2015	March 31, 2015
Current Deferred Revenue	$375,802	$375,140	$337,420	$343,814
Current Backlog	57,523	48,427	63,350	50,694
Total Current Deferred Revenue and Backlog	$433,325	$423,567	$400,770	$394,508

Long-Term Deferred Revenue	$9,914	$9,264	$10,847	$12,021
Long-Term Backlog	80,374	73,541	62,392	71,009
Total Long-Term Deferred Revenue and Backlog	$90,288	$82,805	$73,239	$83,030

Total Deferred Revenue and Backlog	$523,613	$506,372	$474,009	$477,538

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. There was no impact of this adjustment on GAAP revenue for Q2 2016; the impact for YTD 2016 was $0.1 million. The impact was $0.4 million and $1.0 million for Q2 2015 and YTD 2015, respectively.

NON-GAAP REVENUE

ANSYS, Inc.
Q2 2016 QTD vs. Q2 2015 QTD REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 2016 QTD vs. Q2 2015 QTD % Growth
	Q2 2016	Q2 2015	Q2 2016 QTD vs. Q2 2015 QTD % Growth	In Constant Currency

Total Lease	$83,169	$78,110	6.5%	5.3%

Total Perpetual	$57,918	$62,642	-7.5%	-7.3%

Total Maintenance	$98,869	$89,981	9.9%	10.5%

Total Service	$6,113	$5,145	18.8%	19.0%

Total Q2 QTD:	$246,069	$235,878	4.3%	4.2%

ANSYS, Inc.
Q2 2016 YTD vs. Q2 2015 YTD REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 2016 YTD vs. Q2 2015 YTD % Growth
	Q2 2016 YTD	Q2 2015 YTD	Q2 2016 YTD vs. Q2 2015 YTD % Growth	In Constant Currency

Total Lease	$164,835	$156,526	5.3%	5.2%

Total Perpetual	$102,330	$109,525	-6.6%	-5.6%

Total Maintenance	$192,563	$177,895	8.2%	9.9%

Total Service	$12,350	$10,306	19.8%	20.5%

Q2 YTD	$472,078	$454,252	3.9%	4.8%

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NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q2 2016 vs. Q2 2015 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 2016 QTD vs. Q2 2015 QTD % Growth
	Q2 2016	Q2 2015	Q2 2016 QTD vs. Q2 2015 QTD % Growth	In Constant Currency
North America	$92,560	$90,844	1.9%	2.0%

Germany	$24,662	$22,377	10.2%	11.9%
United Kingdom	$9,012	$9,721	-7.3%	-1.3%
Other Europe	$39,111	$39,959	-2.1%	-1.2%
Total Europe	$72,785	$72,057	1.0%	2.9%

Japan	$31,250	$25,873	20.8%	9.4%
Asia-Pacific	$49,474	$47,104	5.0%	7.9%
Total Asia-Pacific	$80,724	$72,977	10.6%	8.4%

Total Q2 QTD:	$246,069	$235,878	4.3%	4.2%

ANSYS, Inc.
Q2 2016 YTD vs. Q2 2015 YTD GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q2 2016 YTD vs. Q2 2015 YTD % Growth
	Q2 2016 YTD	Q2 2015 YTD	Q2 2016 YTD vs. Q2 2015 YTD % Growth	In Constant Currency
North America	$181,401	$175,779	3.2%	3.4%

Germany	$48,031	$45,638	5.2%	8.5%
United Kingdom	$17,789	$19,076	-6.7%	-1.2%
Other Europe	$76,042	$75,879	0.2%	2.6%
Total Europe	$141,862	$140,593	0.9%	4.0%

Japan	$59,105	$52,646	12.3%	6.0%
Asia-Pacific	$89,710	$85,234	5.3%	8.3%
Total Asia-Pacific	$148,815	$137,880	7.9%	7.4%

Q2 YTD	$472,078	$454,252	3.9%	4.8%

In North America, our performance in the second quarter of 2016 was impacted by a combination of factors, including a double-digit reduction in perpetual license revenue as compared to a strong Q2 2015 and an 8% constant currency increase in lease revenue. This is also the geography in which we closed the greatest number of enterprise agreements and seven-figure deals in general. These agreements tend to include multi-year leases or perpetual licenses which, in certain cases, may be subject to ratable recognition. The increasing interest from some of our largest customers to expand the use of ANSYS simulation technologies and services is being driven by their own internal initiatives to accelerate the pace of innovation and to increase information technology efficiency within their global organizations. From an industry perspective, we saw strength in aerospace and defense, automotive, and electronics. North American high-tech companies in the mobile and IT spaces are investing heavily in R&D to drive the Internet of Things (IoT) and are proliferating their solutions across industry sectors, including connected and autonomous vehicles, medical devices and aerospace.

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Consistent with trends that we have previously reported, certain areas in the U.S., mostly the southwest, as well as parts of Canada, have continued to be negatively affected by the low price of oil which has resulted in the contraction of the oil and gas business and the related supply chains.

Europe on whole delivered 3% growth in constant currency for Q2 2016, reflective of continued economic and geo-political challenges across the region. Consistent with Q1 of 2016, Germany was comparatively the strongest market with 12% constant currency growth in the second quarter. The solid results in Germany were delivered by a combination of both the direct and indirect sales organizations. This was offset by continued weakness in our business in France, the UK and Russia. From an industry perspective, we saw strength mostly from automotive and healthcare companies. European automakers continue to position themselves as the industry leaders in smart, autonomous vehicle technology and ANSYS was front-and-center in Q2 with the successful completion of the ANSYS-led Automotive Simulation World Congress (ASWC) in Munich, with over 300 industry participants discussing themes based around the connected car. The largest contributor to growth in healthcare revenue came from a number of deals that have been developed over time coming to fruition across the medical device and pharmaceutical industries. We also saw strong growth in electronics revenue in the healthcare sector, validating the potential of the medical and IoT markets where there is a growing awareness of the importance of predictive medicine, as well as the market need for full portfolio simulation for these increasingly complex products.

Asia-Pacific overall delivered 8% constant currency growth for the second quarter, which included 9% constant currency growth in lease revenue. In the second quarter, we experienced double-digit revenue growth in our business in Japan, China and Taiwan, driven by a combination of direct sales efforts and channel partner execution, particularly in China. We continued to experience double-digit growth in our overall business in China during the second quarter, which was largely driven by the commercial sectors of the business. Consistent with the trends that we have been communicating for the past several quarters, we continued to experience much slower growth in the Chinese state-owned enterprises, due to naturally occurring buying cycles in the government’s five-year plan. The channel partners in both Korea and India also contributed to the growth in the second quarter revenue. Investments by industrial equipment companies, aerospace and defense, and automotive electronics companies drove the performance. While still small compared to the North America aerospace and defense revenue, ANSYS is benefiting from the rising defense spending, rapidly maturing space sectors and a sales and technical focus within the sector, particularly in India. Within automotive electronics, vehicle electrification continues to be a strong focus for China and the Chinese government, which is strongly supporting development in this area. This was offset by weaker performance in the auto, electronics, and materials and chemical processing sectors. The focus on expanding our channel partner network in the region, finding new and complementary ways to better address the growing market opportunity, and increasing sales productivity are ongoing critical initiatives in 2016.

ANSYS CUSTOMER EVENTS IN Q2

Automotive industry visionaries and innovators from BMW, Tesla Motors, Honda, Volvo, Bosch, Brose, Qualcomm, Ferrari, TRW Automotive Holdings Corp., and many others met in Munich, Germany on June 7 - 8 for the Automotive Simulation World Congress, hosted by ANSYS, to share the latest insights, perspectives and applications in automotive simulation. The Automotive Simulation World Congress featured dynamic plenary sessions, technical talks, exhibits, case studies and the latest simulation technology advances, showcasing the unique ways companies leverage solutions from ANSYS to rapidly innovate and solve challenging engineering problems. Attendees heard from industry giants about trends, challenges and best practices for breakthrough automotive simulations, and took part in dynamic sessions on vehicle body, interior, chassis, electrification and electronics.  Other current topics such as aerodynamics, engine combustion, structural durability, systems engineering and embedded software were also covered.

ANSYS had a strong showing at the ASME Turbo Expo (aka “IGTI” - International Gas Turbine Institute) Conference and Trade Show in Seoul, South Korea during June 13 - 17. As the most important annual international turbomachinery conference and exhibition, the conference drew over 2,600 attendees from around the world. This event is an important venue for ANSYS, as many of our customers are in attendance, allowing for interaction with managers and decision makers/influencers. It is also an opportunity to build new customer relationships and strengthen our technical credibility through demonstrations, discussions, presentations and a booth presence. Turbo is a main application for many of our large clients and continues to grow and play an important role in all major industries: aerospace (aircraft and rocket engines), automotive (turbochargers), chemical process (pumps and compressors), oil and gas (compressors and turbines), energy (compressors and turbines), HVAC (fans, blowers and compressors), etc. Business is good in most turbo sectors, but is particularly so for large commercial aircraft, combined cycle power plants and automotive.

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INCOME STATEMENT HIGHLIGHTS

Q2 2016 MARGINS AND OUTLOOK: The respective non-GAAP gross and operating margins were 89.1% and 46.9%, respectively, for the second quarter and 89.0% and 46.7% for the first six months of 2016.

Looking ahead into Q3 2016, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 89.0% and a non-GAAP operating margin of approximately 48.0% – 49.0%. Our current outlook for FY 2016 assumes a non-GAAP gross profit margin of 89.0% and a non-GAAP operating margin of 47.0% - 48.0%.

Q2 2016 TAX RATE AND OUTLOOK: Our Q2 non-GAAP effective tax rate was 28.8% and our GAAP rate was 27.1%. Our YTD non-GAAP effective tax rate was 31.4% and the YTD GAAP rate was 30.4%. The 2016 second quarter and year-to-date results include approximately $2.4 million, or $0.03 per share, related to incremental tax benefits associated with entity structuring and related repatriation activities that were not included in the Company’s most recent financial guidance.

For the third and fourth quarters of 2016, we are forecasting a non-GAAP effective tax rate of 32.5% - 34.0%, resulting in an overall effective tax rate for the fiscal year of approximately 32.0% - 33.0%. The projected tax rate range in the second half of 2016 is slightly wider than the range historically provided by the Company as a result of uncertainty associated with the timing and ultimate tax benefits realized from recent restructuring activities. The Company’s third and fourth quarter tax rate guidance assumes a range of $0 - $1.6 million (Q3) and $0 - $2.0 million (Q4) in incremental benefits related to these activities. The ultimate benefits realized and the timing of those benefits will be dependent on the finalization of recent proposals in the U.S. to limit inversions that also have a broad impact on intercompany financing activities.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $843.8 million as of June 30, 2016, of which 72% was held domestically.
•	Cash flows from operations were $70.0 million for the second quarter of 2016 as compared to $66.4 million for the second quarter of 2015. Cash flows from operations were $178.6 million for the first six months of 2016 as compared to $180.5 million for the first six months of 2015.
•	Consolidated net DSO was 34 days.
•	Capital expenditures totaled $3.4 million for the second quarter of 2016 and $6.1 million for YTD 2016. We are currently planning on total 2016 capital expenditures in the range of $15.0 - $20.0 million.

BOOKINGS

The Company’s total bookings were as follows:

($ in thousands)	2016	2015	Growth Rate	Growth Rate in Constant Currency
Q2 QTD	$262,506	$229,455	14.4%	12.7%

Q2 YTD	$485,645	$465,068	4.4%	4.0%

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SHARE COUNT AND SHARE REPURCHASE

We had 89.3 million fully diluted weighted average shares outstanding in Q2. In line with our commitment to return capital to stockholders, we repurchased 1.0 million shares during Q2 at an average price of $86.08 per share and repurchased 1.5 million shares YTD at an average price of $85.84. As of June 30, 2016, the Company had 3.5 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 88.5 - 89.0 million fully diluted shares outstanding for Q3 2016 and approximately 89.0 million outstanding for FY 2016. The Company’s projection for shares outstanding in FY 2016 assumes similar repurchase activity in the second half of the year as to that in the first half.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Quarter-to-Date		Year-to-Date
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
Cost of Sales:
Software Licenses	$182	$182	$337	$375
Maintenance & Service	$416	$486	$783	$902

Operating Expenses:
SG&A	$3,944	$4,722	$6,868	$8,789
R&D	$3,992	$3,640	$7,624	$6,795

Total Expense Before Taxes	$8,534	$9,030	$15,612	$16,861
Related Income Tax Benefits	($2,892)	($2,911)	($4,935)	($5,729)
Expense, Net of Taxes	$5,642	$6,119	$10,677	$11,132

CURRENCY

CURRENCY IMPACT COMPARED TO Q2 2015: The 2016 second quarter revenue and operating income were favorably impacted by currency fluctuations of $0.2 million and $0.3 million, respectively. The 2016 YTD revenue and operating income were unfavorably impacted by currency fluctuations of $3.9 million and $2.3 million, respectively.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions for Q3 2016 and Q4 2016 are 1.10 – 1.13 for the Euro, 1.31 – 1.34 for the British Pound and 101 – 104 for the Japanese Yen. These assumptions translate to FY 2016 currency rate assumptions of 1.10 – 1.13 for the Euro, 1.36 – 1.39 for the British Pound and 106 – 109 for the Japanese Yen. These rates compare to those provided with our previous FY 2016 guidance of 1.12 – 1.15 for the Euro, 1.44 - 1.47 for the British Pound and 107 – 110 for the Japanese Yen.

OUTLOOK

Q3 and FY 2016 OUTLOOK:

Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the second quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q3 2016. We are currently forecasting non-GAAP and GAAP revenue in the range of $244 - $253 million; non-GAAP diluted EPS in the range of $0.90 - $0.94 and GAAP diluted EPS in the range of $0.73 - $0.78.

We are updating our previous outlook for the full year of 2016 to reflect our first half results, a narrowing of our revenue range and a slightly lower tax rate. Our updated outlook includes non-GAAP and GAAP revenue in the range of $990 - $1,010 million ($1.01 billion). Our non-GAAP diluted EPS outlook for FY 2016 is in the range of $3.57 - $3.67, and we expect GAAP diluted EPS in the range of $2.93 - $3.06.

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This outlook also factors in actual and planned increases in sales and channel capacity, other headcount additions, and our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

CLOSING COMMENTS

The first half of 2016 has been a solid one for ANSYS. We have focused heavily on sales productivity and pipeline building initiatives to set the foundation for continued growth in the second half. As we progress through 2016, the emphasis will be a focus on continued execution and technological differentiation. Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees. We are also broadening our portfolio and expanding our channel partner network, enabling us to grow and expand our long-term engineering simulation opportunity across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter of 2016, FY 2016 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016.

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RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Three Months Ended

	June 30, 2016				June 30, 2015

	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$246,069	$-		$246,069	$235,485	$393	(3)	$235,878
Operating income	94,155	21,255	(1)	115,410	86,495	24,495	(4)	110,990
Operating profit margin	38.3%			46.9%	36.7%			47.1%
Net income	$69,628	$13,542	(2)	$83,170	$62,335	$15,798	(5)	$78,133
Earnings per share - diluted:
Diluted earnings per share	$0.78			$0.93	$0.68			$0.85
Weighted average shares - diluted	89,305			89,305	91,726			91,726

(1)	Amount represents $12.7 million of amortization expense associated with intangible assets acquired in business combinations and $8.5 million of stock-based compensation expense.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $7.7 million.

(3)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

(4)	Amount represents $14.8 million of amortization expense associated with intangible assets acquired in business combinations, $9.0 million of stock-based compensation expense, the $0.4 million adjustment to revenue as reflected in (3) above and $0.3 million of transaction expenses related to business combinations.

(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $8.7 million.

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ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Six Months Ended

	June 30, 2016				June 30, 2015

	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$471,975	$103	(1)	$472,078	$453,266	$986	(4)	$454,252
Operating income	179,177	41,105	(2)	220,282	166,553	47,628	(5)	214,181
Operating profit margin	38.0%			46.7%	36.7%			47.2%
Net income	$126,096	$26,507	(3)	$152,603	$118,467	$30,480	(6)	$148,947
Earnings per share - diluted:
Diluted earnings per share	$1.41			$1.70	$1.29			$1.62
Weighted average shares – diluted	89,694			89,694	91,933			91,933

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

(2)	Amount represents $25.4 million of amortization expense associated with intangible assets acquired in business combinations, $15.6 million of stock-based compensation expense and the $0.1 million adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $14.6 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.

(5)	Amount represents $29.2 million of amortization expense associated with intangible assets acquired in business combinations, $16.9 million of stock-based compensation expense, the $1.0 million adjustment to revenue as reflected in (4) above and $0.6 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $17.1 million.

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NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company’s business or cash flow, it adversely impacts the Company’s reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company’s and management’s performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager’s performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

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Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com

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